PRESS RELEASE

Press Contact:
Tim Fitzpatrick 215-981-7518

Investor Contact:
Leslie Arena 215-981-8511

COMCAST CORPORATION TO CONDUCT ONE-TIME STOCK OPTION LIQUIDITY
PROGRAM FOR NON-EMPLOYEE HOLDERS OF COMCAST STOCK OPTIONS

Company To Reduce Ongoing Option Administrative Expenses

No Economic Dilution To Result

Philadelphia, PA – September 21, 2004 ... Comcast Corporation (Nasdaq: CMCSA, CMCSK) announced today that it plans to offer certain non-employee holders of Comcast employee stock options an opportunity to receive value for their options through a targeted stock option liquidity program.

The eligible non-employee universe consists of approximately 63,000 holders of roughly 41.8 million options in the aggregate with a current value, based in part by reference to Black-Scholes and other option pricing models, of approximately $125 million.

As background, when Comcast acquired AT&T Broadband Corp. in November 2002, former holders of AT&T Corp. employee stock options had their options converted in whole or in part into options on Comcast Class A Common Stock. Many of these option holders, together with a small number of holders of options on Comcast Class A Special Common Stock, have no ongoing employee affiliation with Comcast. Thus, the traditional purpose of employee stock options, to align the interests of the employer with the employee, no longer applies to the options held by these individuals.

While eligible option holders will be able to receive cash for their options under the program, Comcast will incur no economic dilution from this offering. JPMorgan Chase Bank, Comcast’s financial counterparty in connection with the stock option liquidity program, will ultimately be funding the cost of providing the program. This will occur through the simultaneous purchase by JPMorgan of new stock options from Comcast having similar economic terms as the options being purchased by Comcast from option holders. As a result, the same number of shares underlying options will remain outstanding upon completion of this one-time offer to non-employee option holders.

The Company will benefit from elimination of ongoing administrative expenses including the indirect employee time associated with servicing this option holder group.

Eligible option holders will receive a mailing with details of the voluntary offer, including when and how they can participate, upon the official launch of the program which is expected in the fourth quarter of 2004. Eligible option holders will have access to program information via the forthcoming mailing, through a dedicated website and through a telephone call center to be provided by Comcast’s solicitation agent, Mellon Investor Services.

Comcast today filed a Form S-3 registration statement with the Securities and Exchange Commission relating to certain aspects of the stock option liquidity program, covering the number of shares of Comcast common stock underlying the options that may be sold by Comcast to JPMorgan in connection with the program. J.P. Morgan Securities Inc. is acting as Comcast’s financial advisor and as bookrunner and structuring agent in connection with the stock option liquidity program.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company’s content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style Network, G4techTV, The Golf Channel, International Channel and Outdoor Life Network. Comcast Class A common stock and Class A Special common stock trade on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The offering may be made only by written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Copies of the prospectus are expected to be available at a future date from J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY 10172.

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